George Putnam
                                                 Chairman of the Trustees
                                                         The Putnam Funds
                                                   One Post Office Square
                                              Boston, Massachusetts 02109


Dear Shareholder:

I am writing to ask you for your vote on an important matter that affects your investment in Putnam Intermediate Government Income Trust. While you are welcome to join us at the Putnam Intermediate Government Income Trust meeting this October, most shareholders cast their vote by filling out and signing the enclosed proxy card.

After viewing both the long-term performance of Putnam
Intermediate Government Income Trust and the current environment for the securities in which it invests, Putnam Management presented the Trustees with a recommendation that we believe may offer significant advantages to shareholders: that your fund be combined with Putnam Master Intermediate Income Trust.

Although the basic strategies of both funds are similar, Putnam Master Intermediate Income Trust has a broader range of securities, including higher risk, higher yielding bonds, in which it may invest, as well as a superior performance record. Putnam Master Intermediate Income Trust has outperformed Putnam Intermediate Government Income Trust in six of the nine years since the inception of both funds - at both net asset value and market price. Cumulative total returns for both funds are as follows: as of June 30, 1997, Putnam Master Intermediate Income Trust had returned 130.15% at net asset value (96.32% at market price) since its inception on April 29, 1988, while Putnam Intermediate Government Income Trust returned 107.85% at net asset value (70.71% at market price) since its inception on June 27, 1988. Of Course, past performance is not indicative of future results.

Your vote is important to us. We appreciate the time and consideration you will give to this important matter. You should review the enclosed proxy statement which contains detailed information about the proposed combination of the two funds, including risks associated with investment in each. Should you have any questions about your fund or your investment, you should speak with your financial advisor or call a Putnam representative at 1-800-225-1581 weekdays 8:30 a.m. to 8:00 p.m., and Saturdays from 8:30 a.m. to 5:00 p.m. Eastern Time.

Sincerely,

/s/ George Putnam
George Putnam
34432